Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-260599) pertaining to the Share Incentive Program and Share Incentive Program Subject to TSR of Loma Negra Compañía Industrial Argentina Sociedad Anónima of our reports dated April 28, 2026, with respect to the consolidated financial statements of Loma Negra Compañía Industrial Argentina Sociedad Anónima and the effectiveness of internal control over financial reporting of Loma Negra Compañía Industrial Argentina Sociedad Anónima, included in this Annual Report (Form 20-F) for the year ended December 31, 2025.
/s/ PISTRELLI, HENRY MARTIN Y ASOCIADOS S.A.
Member of Ernst & Young Global Limited
City of Buenos Aires, Argentina
April 28, 2026